Exhibit 10.01

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between NEW ENTERPRISE STONE & LIME CO., INC., a Delaware corporation (the “Company”) and ALBERT L. STONE (the “Executive”).

WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company on the terms herein described.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

1.                                     Duration of Agreement.  The Company will continue to employ Executive, and Executive hereby accepts continued employment with the Company, on the terms set forth in this Agreement, for the period beginning on March 22, 2013 and continuing until that employment ceases.

2.                                     Title; Duties.  Executive will serve as the Chief Financial Officer and a Senior Vice President of the Company, reporting directly to the Company’s President.  Executive will devote his best efforts and substantially all of his business time and services to the Company and its affiliates to perform such duties as may be customarily incident to his position and as may reasonably be assigned to him from time to time.  Executive will not, in any capacity, engage in other business activities or perform services for any other individual, firm or corporation without the prior written consent of the Company; provided, however, that without such consent, Executive may engage in charitable, community service and personal investment activities, so long as such activities do not in any respect interfere with Executive’s performance of his duties and obligations hereunder.

3.                                     Place of Performance.  Executive will perform his services hereunder at the principal executive offices of the Company; provided, however, that Executive may be required to travel from time to time for business purposes.

4.                                     Compensation and Benefits.

4.1.                            Base Salary.  Executive’s annual salary will be $300,000 (the “Base Salary”), paid in accordance with the Company’s payroll practices, as in effect from time to time.  The Base Salary will be reviewed on an annual basis by the Company’s Board of Directors (the “Board”) and may be increased from time to time.  To the extent the Board has authorized its Compensation Committee to act on its behalf in any particular respect, references to the Board in that context will also be deemed to include the Compensation Committee.

4.2.                            Annual Bonuses.  For each fiscal year of the Company ending after his commencement of employment, Executive will be eligible to earn an annual bonus in an amount determined by the Board in its discretion, taking into account corporate and individual performance during the applicable year.  Any bonus earned under this Section 4.2 will be paid as soon as practical following the approval of audited financial statements for the applicable year and will be conditioned on Executive’s continued employment with the Company through the actual bonus payment date.

4.3.                            Employee Benefits.  Commencing January 1, 2013 (provided he then remains in service with the Company), Executive will become eligible to participate in the New Enterprise Stone & Lime Co., Inc. Executive Benefit Plan (the “EBP”), subject to the terms and conditions of that plan as then in effect.  In addition, while employed with the Company, Executive will be eligible to participate in the other employee benefit plans, policies or arrangements maintained by the Company for its management-level employees, subject to the terms and conditions of such plans, policies or arrangements.

However, this Agreement will not limit the Company’s ability to amend, modify or terminate the EBP or any of its other employee benefit plans, policies or arrangements at any time for any reason.

4.4.                            Paid Time Off.  Executive will be entitled to four weeks of paid vacation each fiscal year in accordance with the published policies of the Company; provided, however, that for the fiscal year in which Executive’s employment commences, this vacation allotment will be pro-rated.

4.5.                            Reimbursement of Expenses.  Executive will be reimbursed by the Company for reasonable business expenses incurred by him (including the reasonable expenses of his membership in professional organizations and the reasonable costs of continuing professional education credits required to maintain his professional certification) in accordance with the Company’s customary expense reimbursement policies, as in effect from time to time.

4.6.                            Indemnification.  Executive will be indemnified for acts performed as an officer of the Company to the extent provided in the Company’s Bylaws and Articles of Incorporation, as in effect from time to time.

5.                                      Termination.  Executive’s employment with the Company may be terminated at any time for any reason.  Upon any cessation of his employment with the Company, Executive will be entitled only to the compensation and benefits described in this Section 5.  Upon any cessation of his employment with the Company, unless otherwise requested by the Board, Executive agrees to resign from all employee, officer and director positions with the Company and its affiliates.

5.1.                            Termination without Cause or for Good Reason.

5.1.1.                  If Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or a resignation by Executive for Good Reason (as defined below), Executive will be entitled to monthly severance payments for a period of six months, with each such payment equal to 1/12 of the Base Salary.

5.1.2.                  Except as otherwise provided in this Section 5.1 or pursuant to COBRA, all compensation and benefits will cease at the time of such cessation and the Company will have no further liability or obligation by reason of such cessation.  The payments described in Section 5.1.1 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company.  The payments described in Section 5.1.1 are conditioned on Executive’s execution and delivery to the Company, within 21 days following his cessation of employment, of a general release of claims against the Company and its affiliates in such form as the Company may reasonably require (the “Release”) and on such Release becoming irrevocable.  Subject to Section 5.3, the payments described in Section 5.1.1 will begin to be paid on the first regularly scheduled salaried employee payroll date that occurs at least 30 days following Executive’s cessation of employment.  The foregoing will not be construed to limit the Executive’s right to (i) payment of all accrued but unpaid Base Salary through the date of such termination, (ii) reimbursement for expenses incurred prior to the date of such termination and reimbursable under Section 4.5 (to the extent not previously reimbursed), and (iii) payment of benefits under the EBP in accordance with the terms thereof (collectively, the “Accrued Obligations”).

5.1.3.                  If a cessation of employment described in Section 5.1.1 occurs within one year following a Change in Control (as defined below), then in Section 5.1.1, the phrase “six months, with each such payment equal to 1/12 of the Base Salary” will be replaced with the phrase “twelve months, with each such payment equal to 1/12 of the sum of (a) the Base Salary, plus (b) any annual bonus paid or payable to Executive for the Company’s most recently completed fiscal year.”

5.2.                            Other Terminations.  If Executive’s employment with the Company ceases for any reason other than as described in Section 5.1, above (including but not limited to termination (a) by the Company for Cause, (b) as a result of Executive’s death, (c) as a result of Executive’s Disability (as defined below), or (d) by Executive without Good Reason), then the Company’s obligation to Executive will be limited solely to the Accrued Obligations.  All compensation and benefits will cease at the time of such cessation and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination.

5.3.                            Compliance with Section 409A.

5.3.1.                  If the termination giving rise to the payments described in Section 5.1 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code (the “Code”) to payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period.  This paragraph should not be construed to prevent the application of Treas. Reg. §§ 1.409A-1(b)(4) or 1(b)(9)(iii)(or any successor provisions) to amounts payable hereunder.  For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) to amounts payable hereunder, each payment in a series of payments will be deemed a separate payment.

5.3.2.                  Notwithstanding anything herein to the contrary, to the extent any expense, reimbursement or in-kind benefit provided to Executive constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

5.4.                            Definitions.  For purposes of this Agreement:

5.4.1.                  “Cause” means the occurrence of any of the following: (a) Executive’s willful refusal, failure or inability to perform his duties or to follow the lawful directives of his supervisor, which refusal, failure or inability continues for more than 15 days after written notice thereof; (b) misconduct, recklessness or gross negligence by Executive in the course of employment; (c) Executive’s conviction of, or the entry of a plea of guilty or no contest to, a felony or a crime that could reasonably be expected to have an adverse effect on the operations, condition or reputation of the Company or its affiliates; (d)  material breach by Executive of any agreement with, published policy of or fiduciary duty owed to the Company or its affiliates; or (e) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription.

5.4.2.                  “Change in Control” means (a) the sale, transfer, assignment or other disposition (including by merger or consolidation, but excluding an underwritten public offering of the common stock of the Company) by stockholders of the Company, in one transaction or a series of related transactions, of more than 50% of the voting power represented by the then outstanding securities of the

Company (other than to persons who are stockholders of the Company on the date that this Agreement is executed, or to affiliates of any such stockholders); (b) a sale of substantially all the assets of the Company, or (c) a liquidation or dissolution of the Company.  Notwithstanding the foregoing, a transaction will not constitute a Change in Control if its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

5.4.3.                  “Disability” means a condition entitling Executive to benefits under any Company sponsored or funded disability plan, policy or arrangement or under the Social Security Act.

5.4.4.                  “Good Reason” means any of the following, without Executive’s prior consent: (a) a material, adverse change in Executive’s title, authority or duties (including the assignment of duties materially inconsistent with Executive’s position); (b) relocation of Executive’s principal worksite by more than 50 miles; or (c) a material breach by the Company of this Agreement.  However, none of the foregoing events or conditions will constitute Good Reason unless: (x) Executive provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and (z) Executive resigns his employment within 30 days following the expiration of that cure period.

6.                                      Proprietary Matter.  Except as expressly permitted or directed by the Company, Executive will not during his employment or at any time thereafter divulge, furnish, disclose or make accessible to anyone any trade secrets, designs, processes, formulae, software or computer programs, devices or methods (whether or not patented or patentable, copyrighted or copyrightable), customer, distributor or supplier lists, needs and requirements, research, plans or any other confidential or proprietary knowledge or information of the Company or its affiliates, in whatever form (“Proprietary Matter”).  Executive acknowledges that the Proprietary Matter constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.  The foregoing obligations of confidentiality, however, will not apply to any knowledge or information which is now published or which subsequently becomes publicly known, other than as a direct or indirect result of a breach of duty or of this Agreement by Executive.

7.                                      Ventures.  If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company or its affiliates and a third party or parties, all rights in the project, program or venture will belong to the Company or the applicable affiliate and will constitute a corporate opportunity belonging exclusively to the Company or the applicable affiliate.  Except as expressly approved in writing by the Company, Executive will not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive as provided in this Agreement.

8.                                      Protective Provisions.

8.1.                            Competitive Activities.  During Executive’s employment and for one year thereafter, Executive will not in the continental United States, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any business engaged in (i) heavy construction, blacktop paving or other site preparation services, (ii) the manufacture, sale or distribution of construction materials, or (iii) the manufacture, sale, distribution or leasing of traffic control or work zone safety equipment (each, a “Competing Business”).  Notwithstanding the foregoing, Executive may hold up to 2% of the outstanding securities of any class of any publicly-traded securities of any company.

8.2.                            Solicitation of Customers and Employees.  During his employment by the Company and for one year thereafter, Executive will not, either directly or indirectly, on his own behalf or in the service or on behalf of others:

8.2.1.                  solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any Competing Business any customer or client of the Company or its affiliates, or any person or entity whose account has been solicited by the Company or its affiliates;

8.2.2.                  influence or attempt to influence any person to terminate or modify any agreement, arrangement or course of dealing with the Company or its affiliates; or

8.2.3.                  employ or engage any person employed or engaged by the Company in the performance of personal services (or who was so employed or engaged by the Company within the preceding 24 months).

8.3.                            Acknowledgements.  Executive acknowledges that the provisions of Section 8 (the “Restrictive Covenants”) are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position Executive will hold within the Company, and that the Company would not enter into this Agreement or otherwise employ Executive in the absence of these Restrictive Covenants.

8.4.                            Remedies and Enforcement Upon Breach.

8.4.1.                  Specific Enforcement. Executive acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy.  Executive will not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists.  In the event of any breach by Executive of the Restrictive Covenants, the Company will be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement will not in any way limit remedies of law or in equity otherwise available to the Company.

8.4.2.                  Judicial Modification.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

8.4.3.                  Accounting.  If Executive breaches any of the Restrictive Covenants, the Company will have the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of such breach.  This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

8.4.4.                  Enforceability.  If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants.

8.4.5.                  Disclosure of Restrictive Covenants.  Executive agrees to disclose the existence and terms of the Restrictive Covenants to any person for whom Executive may perform services while the Restricted Covenants remain applicable.

8.4.6.                  Extension of Restricted Period.  If Executive breaches Section 8.1, the restrictions contained in that section will be extended for a period equal to the period that Executive was in breach.

8.4.7.                  Application Following Termination.  The Restrictive Covenants will continue to apply following any cessation of Executive’s employment without regard to the reason for that cessation and without regard to whether that cessation was initiated by Executive or the Company.

9.                                     Miscellaneous.

9.1.                            No Liability of Officers and Directors for Severance Upon Insolvency.  Notwithstanding any other provision of the Agreement and intending to be bound by this provision, Executive hereby (a) waives any right to claim payment of amounts owed to him as compensation in respect of his services to the Company, now or in the future, from directors or officers of the Company if the Company becomes insolvent, and (b) fully and forever releases and discharges the Company’s officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.

9.2.                            Other Agreements.  Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of his duties under this Agreement.

9.3.                            Successors and Assigns.  The Company may assign this Agreement to any successor to substantially all of its assets and business by means of liquidation, dissolution, transfer of assets or otherwise, in which case New Enterprise Stone & Lime Co., Inc. will have no further rights or obligations hereunder and the assignee will have all the rights and obligations of the Company hereunder.  In the event of a merger or consolidation of the Company with another entity, the survivor will succeed to the Company’s rights and obligations hereunder by operation of law.  The duties of Executive hereunder are personal to Executive and may not be assigned by him.

9.4.                            Governing Law and Enforcement.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws.  Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the Commonwealth of Pennsylvania, and Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

9.5.                            Waivers.  The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party.  No waiver will be deemed to have occurred unless set forth in a writing.  No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

9.6.                            Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

9.7.                            Survival.  This Agreement will survive the cessation of Executive’s employment to the extent necessary to fulfill the purposes and intent of the Agreement.

9.8.                            Notices.  Notices permitted or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier addressed, in the case of the Company, c/o its President at its principal executive office and, in the case of Executive, to the most recent address set forth in the personnel records of the Company.  Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

9.9.                            Cooperation.  Executive will cooperate with the Company and its representatives in connection with any action, investigation or proceeding that relates to events occurring during his employment.  This provision shall survive any cessation of Executive’s employment.

9.10.                     Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to this subject matter including, without limitation, the Employment Agreement between the Company and Executive executed February 8, 2013.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

9.11.                     Withholding.  All payments (or transfers of property) to Executive will be subject to tax withholding to the extent required by applicable law.

9.12.                     Section Headings.  The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

9.13.                     No Presumption Against the Drafter.  Without regard to which party initially drafted this Agreement, it shall not be construed against any party and shall be construed and enforced as a mutually prepared agreement.

9.14.                     Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, and all of which together will constitute a single instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case on March 22, 2013.

NEW ENTERPRISE STONE & LIME CO., INC.

By:	/s/ Paul I. Detwiler, III
Name: Paul I. Detwiler, III
Title: President

EXECUTIVE

/s/ Albert L. Stone
Albert L. Stone